                                                                     EXHIBIT 4.5


============================================================================


                              AMENDED AND RESTATED

                       GUARANTEE AND COLLATERAL AGREEMENT

                                    made by

                                VIASYSTEMS, INC.

                             VIASYSTEMS GROUP, INC.

                         VIASYSTEMS TECHNOLOGIES CORP.

                         VIASYSTEMS INTERNATIONAL, INC.

           and other future Domestic Subsidiaries of VIASYSTEMS, INC.

                                  in favor of

                           THE CHASE MANHATTAN BANK,
                              as Collateral Agent


                           Dated as of April __, 1997


============================================================================

                               TABLE OF CONTENTS

SECTION 1.  DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.1  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.2  Other Definitional Provisions   . . . . . . . . . . . . . . . .    5

SECTION 2.  GUARANTEES  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.1  Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.2  Rights of Contribution  . . . . . . . . . . . . . . . . . . . .    6
       2.3  No Subrogation  . . . . . . . . . . . . . . . . . . . . . . . .    7
       2.4  Amendments, etc.  . . . . . . . . . . . . . . . . . . . . . . .    8
       2.5  Guarantees Absolute and Unconditional   . . . . . . . . . . . .    8
       2.6  Reinstatement   . . . . . . . . . . . . . . . . . . . . . . . .   10
       2.7  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 3.  GRANT OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . .   11

SECTION 4.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .   12
       4.1  Representations in Credit Agreement   . . . . . . . . . . . . .   12
       4.2  Title; No Other Liens   . . . . . . . . . . . . . . . . . . . .   12
       4.3  Perfected First Priority Liens  . . . . . . . . . . . . . . . .   12
       4.4  Chief Executive Office  . . . . . . . . . . . . . . . . . . . .   13
       4.5  Inventory and Equipment   . . . . . . . . . . . . . . . . . . .   13
       4.6  Farm Products   . . . . . . . . . . . . . . . . . . . . . . . .   13
       4.7  Pledged Securities  . . . . . . . . . . . . . . . . . . . . . .   13
       4.8  Receivables   . . . . . . . . . . . . . . . . . . . . . . . . .   13
       4.9  Intellectual Property   . . . . . . . . . . . . . . . . . . . .   13

SECTION 5.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       5.1  Covenants in Credit Agreement   . . . . . . . . . . . . . . . .   14
       5.2  Delivery of Instruments and Chattel Paper   . . . . . . . . . .   14
       5.3  Maintenance of Insurance  . . . . . . . . . . . . . . . . . . .   14
       5.4  Payment of Obligations  . . . . . . . . . . . . . . . . . . . .   14
       5.5  Maintenance of Perfected Security Interest; Further Documentation 15
       5.6  Changes in Locations, Name, etc.  . . . . . . . . . . . . . . .   15
       5.7  Pledged Securities  . . . . . . . . . . . . . . . . . . . . . .   15
       5.8  Receivables   . . . . . . . . . . . . . . . . . . . . . . . . .   16
       5.9  Intellectual Property   . . . . . . . . . . . . . . . . . . . .   16

SECTION 6.  REMEDIAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .   17
       6.1  Certain Matters Relating to Receivables   . . . . . . . . . . .   18
       6.2  Communications with Obligors; Grantors Remain Liable  . . . . .   18
       6.3  Pledged Securities  . . . . . . . . . . . . . . . . . . . . . .   19
       6.4  Proceeds to be Turned Over to Collateral Agent  . . . . . . . .   19
       6.5  Application of Proceeds   . . . . . . . . . . . . . . . . . . .   20

       6.6  Code and Other Remedies   . . . . . . . . . . . . . . . . . . .   20
       6.7  Registration Rights   . . . . . . . . . . . . . . . . . . . . .   21
       6.8  Waiver; Deficiency  . . . . . . . . . . . . . . . . . . . . . .   22

SECTION 7.  THE COLLATERAL AGENT  . . . . . . . . . . . . . . . . . . . . .   22
       7.1  Collateral Agent's Appointment as Attorney-in-Fact, etc.  . . .   22
       7.2  Duty of Collateral Agent  . . . . . . . . . . . . . . . . . . .   24
       7.3  Execution of Financing Statements   . . . . . . . . . . . . . .   24
       7.4  Authority of Collateral Agent   . . . . . . . . . . . . . . . .   24

SECTION 8.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .   25
       8.1  Amendments in Writing   . . . . . . . . . . . . . . . . . . . .   25
       8.2  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       8.3  No Waiver by Course of Conduct; Cumulative Remedies   . . . . .   25
       8.4  Enforcement Expenses; Indemnification   . . . . . . . . . . . .   25
       8.5  Successors and Assigns  . . . . . . . . . . . . . . . . . . . .   26
       8.6  Set-Off   . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       8.7  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .   27
       8.8  Severability  . . . . . . . . . . . . . . . . . . . . . . . . .   27
       8.9  Section Headings  . . . . . . . . . . . . . . . . . . . . . . .   27
       8.10  Integration  . . . . . . . . . . . . . . . . . . . . . . . . .   27
       8.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . .   27
       8.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . . .   27
       8.13  Acknowledgements   . . . . . . . . . . . . . . . . . . . . . .   28
       8.14  WAIVER OF JURY TRIAL   . . . . . . . . . . . . . . . . . . . .   28
       8.15  Additional Grantors  . . . . . . . . . . . . . . . . . . . . .   28
       8.16  Releases   . . . . . . . . . . . . . . . . . . . . . . . . . .   28


Schedules

Schedule 1    Notice Addresses of Guarantors
Schedule 2    Description of Pledged Securities
Schedule 3    Filings and Other Actions Required to Perfect
                Security Interests
Schedule 4    Jurisdiction of Organization and Chief Executive Office
Schedule 5    Location of Inventory and Equipment
Schedule 6    Intellectual Property
Schedule 7    Existing Prior Liens

            AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT


              AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of April __, 1997 made by each of the signatories hereto (together with any other Person that may become a party hereto as provided herein, the "Grantors"), in favor of THE CHASE MANHATTAN BANK, as Collateral Agent (in such capacity, the "Collateral Agent") for the Secured Parties (as defined below).


                              W I T N E S S E T H:


              WHEREAS, pursuant to the Amended and Restated Credit Agreement dated as of April __, 1997 (as amended, modified, supplemented, restated and in effect from time to time, the "Credit Agreement"), among Viasystems Group, Inc., a Delaware corporation ("Holdings"), Viasystems, Inc., a Delaware corporation (the "US Borrower"), Circo Craft Co., Inc., a Quebec corporation (the "Canadian Borrower"), PCB Investments plc, a corporation organized under the laws of England and Wales ("English Bidco"), Forward Group plc, a corporation organized under the laws of England and Wales (the "English Borrower"), any Future Foreign Subsidiary Borrowers which may from time to time become parties thereto, the several banks and other financial institutions from time to time parties thereto (the "Lenders"), The Chase Manhattan Bank of Canada ("Chase Canada"), as administrative agent for the Canadian Lenders (in such capacity, the "Canadian Agent"), Chase Manhattan International Limited, as administrative agent for the English Lenders (in such capacity, the "English Agent"), any Future Foreign Agent which may from time to time be appointed hereunder and The Chase Manhattan Bank ("Chase"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

              WHEREAS, the US Borrower and Holdings are members of an affiliated group of companies;

              WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the US Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

              WHEREAS, the US Borrower and the other Grantors are engaged in related businesses, and each such Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

              WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

              NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Foreign Agents and the Lenders to enter into the Credit Agreement and to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, that the existing guarantee and collateral agreement dated as of November 26, 1996 made by Holdings, Viasystems Technologies Corp. (f/k/a Circo Craft Technologies Inc.), a Delaware corporation ("VTC"), and certain subsidiaries of VTC in favor of The Chase Manhattan Bank, as collateral agent, shall be and hereby is amended and restated in its entirety to read as follows:

                           SECTION 1.  DEFINED TERMS

              1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Equipment, Farm Products, Instruments and Inventory.

              (b)  The following terms shall have the following meanings:

              "Agreement": this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

              "Code": the Uniform Commercial Code as from time to time in effect in the State of New York.

              "Collateral":  as defined in Section 3.

              "Collateral Account": any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

              "Copyrights": (i) all copyrights, whether published or unpublished; now existing or hereafter created (including, without limitation, those listed in Schedule 6), all registration and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) all renewals thereof.

              "Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed on Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

              "General Intangibles": all "general intangibles" as such term is defined in Section 9-106 of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

              "Guarantor Obligations": with respect to any Guarantor, the collective reference to (i) the Domestic Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

              "Guarantors": the collective reference to each Grantor other than the US Borrower.

              "Intellectual Property": the collective reference to the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses.

              "Intercompany Note": any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

              "Issuers":  the collective reference to the Persons identified on
       Schedule 2 as the issuers of the Pledged Securities and all Persons which after the date hereof become subsidiaries of the US Borrower (other than Foreign Subsidiaries of Foreign Subsidiaries).

              "Obligations": (i) in the case of the US Borrower, the Domestic Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

              "Patents": (i) all letters patent of the United States or any other country, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6.

              "Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

              "Pledged Notes": all promissory notes listed on Schedule 2, all Intercompany Notes and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

              "Pledged Securities": the collective reference to the Pledged Notes and the Pledged Stock.

              "Pledged Stock": the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Issuer that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

              "Proceeds": all "proceeds" as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

              "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

              "Securities Act":  the Securities Act of 1933, as amended.

              "Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark

       Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) all renewals thereof.

              "Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

              1.2 Other Definitional Provisions. (a) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

              (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

              (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                             SECTION 2.  GUARANTEES

              2.1 Guarantees. (a) Domestic Obligations. (i) Each Domestic Subsidiary of the US Borrower (each, a "Subsidiary Guarantor") hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the US Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Domestic Obligations.

          (ii) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

         (iii) Each Subsidiary Guarantor agrees that the Domestic Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guarantee contained in this Section 2.1(a) or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

          (iv) The guarantee contained in this Section 2.1(a) shall remain in full force and effect until all the Domestic Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1(a) shall have been satisfied by payment in full, no Accommodation shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the US Borrower may be free from any Domestic Obligations.

           (v) No payment made by the US Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the US Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set off or appropriation or application at any time or from time to time in reduction of or in payment of the Domestic Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Domestic Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Domestic Obligations), remain liable for the Domestic Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Domestic Obligations are paid in full, no Accomodation shall be outstanding and the Commitments are terminated.

              (b) Foreign Obligations. (i) Except as may be expressly set forth in any Joinder Agreement with respect to any Future Foreign Subsidiary Borrower, the US Borrower hereby unconditionally and irrevocably guarantees to the Collateral Agent, for the ratable benefit of the applicable Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Foreign Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Obligations.

          (ii) The guarantee contained in this Section 2.1(b) shall remain in full force and effect until all the Foreign Obligations and the obligations of the US Borrower under the guarantee contained in this Section 2.1(b) shall have been satisfied by payment in full, no Accommodation shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any Foreign Subsidiary Borrower may be free from any Foreign Obligations.

         (iii) No payment made by any Foreign Subsidiary Borrower, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from any Foreign Subsidiary Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the US Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the US Borrower in respect of the Foreign Obligations or any payment received or collected from the US Borrower in respect of the Foreign Obligations), remain liable for the Foreign Obligations until the Foreign Obligations are paid in full, no Accommodation shall be outstanding and the Commitments are terminated.

              2.2 Rights of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

              2.3 No Subrogation. (a) Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by the Collateral Agent or any Secured Party, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the US Borrower or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Domestic Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the US Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the US Borrower on account of the Domestic Obligations are paid in full, no Accommodation shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Domestic Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Collateral Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Collateral Agent, if required), to be applied against the Domestic Obligations, whether matured or unmatured, in accordance with the Sharing Agreement.

              (b) Notwithstanding any payment made by the US Borrower hereunder or any set-off or application of funds of the US Borrower by the Collateral Agent or any Secured Party, the US Borrower shall not be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against any Foreign Subsidiary Borrower or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Foreign Obligations, nor shall the US Borrower seek or be entitled to seek any contribution or reimbursement from any Foreign Subsidiary Borrower in respect of payments made by the US Borrower hereunder, until all amounts owing to the Collateral Agent and the Secured Parties on account of the Foreign Obligations are paid in full, no Accommodation shall be outstanding and the Commitments are terminated. If any amount shall be paid on account of such subrogation rights at any time when all of the Foreign Obligations shall not have been paid in full, such amount shall be held by the US Borrower in trust for the Collateral Agent and the Secured Parties, segregated from other funds of the US Borrower and shall, forthwith upon receipt by the US Borrower, be turned over to the Collateral Agent in the exact form received by the US Borrower (duly indorsed by the US Borrower to the Collateral Agent, if required), to be applied against the Foreign Obligations, whether matured or unmatured, in accordance with the Sharing Agreement.

              2.4  Amendments, etc.  (a)   Domestic Obligations.  Each
Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Domestic Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Domestic Obligations continued, and the Domestic Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the appropriate Secured Parties may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Domestic Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Domestic Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

              (b) Foreign Obligations. The US Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the US Borrower and without notice to or further assent by the US Borrower any demand for payment of any of the Foreign Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Foreign Obligations continued, and the Foreign Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement, and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the appropriate Secured Parties may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Foreign Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Foreign Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

              2.5 Guarantees Absolute and Unconditional. (a) Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Domestic Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Domestic Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Credit Parties on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the US Borrower or any of the Subsidiary Guarantors with respect to the Domestic Obligations. Each Subsidiary Guarantor understands and agrees that its guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
(a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Domestic Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the US Borrower against the Collateral Agent or any Secured Party, other than payment in full of the Obligations, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the US Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the US Borrower for the Domestic Obligations, or of such Subsidiary Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the US Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Domestic Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the US Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the US Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Subsidiary Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

              (b) The US Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Foreign Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Credit Parties on the one hand, and the Collateral Agent and the

Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this
Section 2. The US Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Foreign Subsidiary Borrower with respect to the Foreign Obligations. The US Borrower understands and agrees that its guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
(a) the validity or enforceability of the Credit Agreement, or any other Loan Document, any of the Foreign Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Subsidiary Borrower against the Collateral Agent or any Secured Party, other than payment in full of the Obligations, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the US Borrower or such Foreign Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Foreign Subsidiary Borrower for the Foreign Obligations, or of the US Borrower under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the US Borrower, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Foreign Subsidiary Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Foreign Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from such Foreign Subsidiary Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of such Foreign Subsidiary Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the US Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against the US Borrower. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

              2.6 Reinstatement. (a) The guarantee of the Domestic Obligations by each Subsidiary Guarantor contained in Section 2.1(a) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Domestic Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the US Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the US Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

              (b) The guarantee of any Foreign Obligations by the US Borrower contained in Section 2.1(b) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Subsidiary Borrower or the US Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Subsidiary Borrower or the US Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

              2.7 Payments. (a) Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the currency in which the Specified Obligations are denominated at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017.

              (b) The US Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the currency in which the Specified Obligations are denominated at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017.

                     SECTION 3.  GRANT OF SECURITY INTEREST

              Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor's Obligations,:

              (a)  all Accounts;

              (b)  all Chattel Paper;

              (c)  all Documents;

              (d)  all Equipment;

              (e)  all General Intangibles;

              (f)  all Instruments;

              (g)  all Intellectual Property;

              (h)  all Inventory;

              (i)  all Pledged Securities;

              (j)  all books and records pertaining to the Collateral; and

              (k) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

              Notwithstanding the foregoing, "Collateral" shall not include, with respect to any Grantor, any General Intangible or Intellectual Property to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its rights under such General Intangible or Intellectual Property, as the case may be, is prohibited by such General Intangible or Intellectual Property, as the case may be, and the consent of applicable Persons has not been obtained, provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Account or any money or other amounts due or to become due under any such General Intangible or Intellectual Property, as the case may be, to the extent provided in Section 9-318 of the Code as in effect on the date hereof.


                   SECTION 4.  REPRESENTATIONS AND WARRANTIES

              To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

              4.1 Representations in Credit Agreement. In the case of each Subsidiary Guarantor, the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Subsidiary Guarantor or to the Loan Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Collateral Agent and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the US Borrower's knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Subsidiary Guarantor's knowledge.

              4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

              4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) that are capable of perfection pursuant to the Code upon completion of the filings and other actions specified on
Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

              4.4 Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization and the location of such Grantor's chief executive office is specified on Schedule 4.

              4.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on
Schedule 5.

              4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

              4.7 Pledged Securities. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.

              (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

              (c) Each of the Pledged Notes constitutes, to the knowledge of the Grantor that is the payee thereof, the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

              (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

              4.8 Receivables. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $1,000,000 which has not been delivered to the Collateral Agent.

              4.9 Intellectual Property. (a) Schedule 6 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

              (b) To the best of such Grantor's knowledge, each material Copyright, Patent and Trademark is on the date hereof valid, subsisting, unexpired, enforceable and has not been abandoned.

              (c) Except as set forth in Schedule 6, none of the Copyrights, Patents or Trademarks is on the date hereof the subject of any licensing or franchise agreement.

              (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark in any respect that could reasonably be expected to have a Material Adverse Effect.

              (e) No action or proceeding is pending on the date hereof (i) seeking to limit, cancel or question the validity of any material Copyright, Patent or Trademark, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Patent or Trademark.


                             SECTION 5.  COVENANTS

              Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Accommodation shall be outstanding and the Commitments shall have terminated:

              5.1 Covenants in Credit Agreement. In the case of each Subsidiary Guarantor, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Subsidiary Guarantor or any of its Subsidiaries.

              5.2 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper in excess of $1,000,000, such Instrument or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

              5.3 Maintenance of Insurance. Such Grantor will maintain insurance policies insuring the Inventory and Equipment pursuant to and in accordance with the Credit Agreement.

              5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

              5.5 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

              (b) Upon reasonable request of the Collateral Agent, such Grantor will furnish to the Collateral Agent and the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

              (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

              5.6 Changes in Locations, Name, etc. Such Grantor will not, except upon not less than 15 days' prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept:

                (i) permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5;

               (ii) change the location of its chief executive office from that referred to in Section 4.4; or

              (iii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

              5.7 Pledged Securities. (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Secured Parties, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

              (b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it.

              5.8 Receivables. (a) Other than in the ordinary course of business, or as otherwise permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof,
(iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or
(v) amend, supplement or modify any Receivable in any manner that could materially or adversely affect the value thereof.

              (b) Such Grantor will take all actions necessary to give notice pursuant to the U.S. Assignment of Claims Act or such other analogous law if a material portion of the total amount of the Receivables is owing to Governmental Authorities.

              5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) employ such Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such material Trademark may become invalidated.

              (b) Such Grantor will not do any act, or omit to do any act, whereby any material Patent may become abandoned or dedicated.

              (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may become injected into the public domain.

              (d) Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor's ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

              (e) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

              (f) In the event that any material Patent or Trademark is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark and (ii) if such Patent or Trademark is of material economic value, promptly notify the Collateral Agent and the Secured Parties after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

                        SECTION 6.  REMEDIAL PROVISIONS

              6.1 Certain Matters Relating to Receivables. (a) The Collateral Agent hereby authorizes each Grantor to collect such Grantor's Receivables, subject to the Collateral Agent's direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business
Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

              (b) At the Collateral Agent's request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

              6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent's reasonable satisfaction the existence, amount and terms of any Receivables.

              (b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

              (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

              6.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have exercised its right under Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, the Canadian Credit Agreement and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Collateral Agent's reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

              (b) If an Event of Default shall occur and be continuing, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in accordance with the Sharing Agreement, and (ii) any or all of the Pledged Securities may be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

              (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

              6.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in
Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, unless otherwise agreed by the Collateral Agent all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

              6.5 Application of Proceeds. At such intervals as may be agreed upon by the US Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent's election, the Collateral Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Obligations in accordance with the Sharing Agreement. Any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Accommodations shall be outstanding and the Commitments shall have terminated shall be paid over to the US Borrower or to whomsoever may be lawfully entitled to receive the same.

              6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived or released. Each Grantor further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements of the Collateral Agent, to the payment in whole or in part of the Obligations, in accordance with the Sharing Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

              6.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

              (b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

              (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

              6.8 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the Code. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.


                        SECTION 7.  THE COLLATERAL AGENT

              7.1  Collateral Agent's Appointment as Attorney-in-Fact, etc.
(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

                       (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the

              Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

                      (ii) in the case of any Copyright, Patent or Trademark, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent's and the Secured Parties' security interest in such Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

                     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

                      (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

                       (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's and the Secured Parties' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

       Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

              (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

              (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

              (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

              7.2 Duty of Collateral Agent. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent's and the Secured Parties' interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or their breach of the Loan Documents.

              7.3 Execution of Financing Statements. Pursuant to Section 9-402 of the Code and any other applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the

Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

              7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Sharing Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.


                           SECTION 8.  MISCELLANEOUS

              8.1 Amendments in Writing. Subject to the terms of the Credit Agreement, the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each affected Grantor and the Collateral Agent, provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.

              8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 12.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 and any such notice, received or demand to or upon the Collateral Agent shall be addressed to the Collateral Agent at: One Chase Manhattan Plaza, New York, New York 10081
Attention:  Janet Belden Telecopy: (212) 552-5658.

              8.3  No Waiver by Course of Conduct; Cumulative Remedies.
Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

              8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to the Collateral Agent.

              (b) Each Guarantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

              (c) Each Guarantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the "indemnified liabilities") to the extent the US Borrower would be required to do so pursuant to Section 12.5 of the Credit Agreement.

              (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

              8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

              8.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Collateral Agent and each Secured Party at any time and from time to time while an Event of Default pursuant to Section 9(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Guarantor, any other Guarantor or the US Borrower, any such notice being expressly waived by each Guarantor and by the US Borrower, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Collateral Agent or such Secured Party hereunder and claims of every nature and description of the Collateral Agent or such Secured

Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such Secured Party may elect, whether or not the Collateral Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Secured Party may have.

              8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

              8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

              8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

              8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

              8.12 Submission To Jurisdiction; Waivers. Each Subsidiary Guarantor hereby irrevocably and unconditionally:

              (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

              (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Subsidiary Guarantor at its address referred to in
       Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

              (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

              (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

              8.13 Acknowledgements. Each Subsidiary Guarantor hereby acknowledges that:

              (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

              (b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Subsidiary Guarantors, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

              (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Subsidiary Guarantors and the Secured Parties.

              8.14 WAIVER OF JURY TRIAL. EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

              8.15 Additional Grantors. Each Subsidiary of the US Borrower that is required to become a party to this Agreement pursuant to Section 7.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

              8.16 Releases. (a) At such time as the Obligations shall have been paid in full, the Commitments have been terminated and no Accommodations shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

              (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the US Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the US Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the US Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

              IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.



                                           VIASYSTEMS, INC., as a Grantor



                                           By: /s/
                                               ---------------------------
                                              Title:


                                           VIASYSTEMS, GROUP, INC., as a Grantor



                                           By: /s/
                                               ---------------------------
                                              Title:


                                           VIASYSTEMS TECHNOLOGIES CORP., as a
                                           Subsidiary Guarantor and a Grantor



                                           By: /s/
                                               ---------------------------
                                              Title:


                                           VIASYSTEMS INTERNATIONAL, INC., as a
                                           Subsidiary Guarantor and a Grantor


                                           By: /s/
                                               ---------------------------
                                              Title:

                                                                      Schedule 1
                         NOTICE ADDRESSES OF GUARANTORS


                           c/o Mills & Partners, Inc.
                             101 South Hanley Road
                                   Suite 400
                           St. Louis, Missouri  63105

                                                                      Schedule 2


                        DESCRIPTION OF PLEDGED SECURITIES


PLEDGED STOCK:

                                                                  Stock Certificate No.
       Grantor               Issuer           Class of Stock                                 No. of Shares
 ----------------  -----------------------  --------------------  ---------------------  -------------------
 Holdings               Viasystems, Inc.          Common                   001                   1,000


 US Borrower               Viasystems             Common                  [002]                  1,000
                       Technologies Corp.

 US Borrower               Viasystems             Common                   002                   1,000
                         International,
                              Inc.

===============================================================================




PLEDGED NOTES:

                      Issuer                                 Payee                   Principal Amount
 -----------------------------------------------  ----------------------------  ----------------------------

 PCB Investments plc                                   Viasystems, Inc.                L.80,000,000

 Circo Craft Co. Inc.                                  Viasystems, Inc.                C$65,000,000

 Viasystems Technologies Corp.                         Viasystems, Inc.                $175,000,000

                                                                      Schedule 3
                            FILINGS AND OTHER ACTIONS
                     REQUIRED TO PERFECT SECURITY INTERESTS


                           UCC FILING JURISDICTIONS

============================================================================================================
  Grantor's Name and Address                                              Filing Office(s) and State
============================================================================================================
  Viasystems Group, Inc.                                                  Delaware Secretary of State
  c/o Mills & Partners, Inc.                                              Missouri Secretary of State
  101 South Hanley Road                                                   St. Louis City, Missouri
  Suite 400                                                               St. Louis County, Missouri
  St. Louis, Missouri 63105                                               Texas Secretary of State
------------------------------------------------------------------------------------------------------------
  Viasystems, Inc.                                                        Delaware Secretary of State
  c/o Mills & Partners, Inc.                                              Missouri Secretary of State
  101 South Hanley Road                                                   St. Louis City, Missouri
  Suite 400                                                               St. Louis County, Missouri
  St. Louis, Missouri 63105                                               Texas Secretary of State
------------------------------------------------------------------------------------------------------------

============================================================================================================
  Grantor's Name and Address                                              Filing Office(s) and State
============================================================================================================
  Viasystems Technologies Corp.                                           Delaware Secretary of State
  c/o Mills & Partners, Inc.                                              Colorado Secretary
  101 South Hanley Road                                                   Adams County, Colorado
  Suite 400                                                               Massachusetts Secretary of State
  St. Louis, Missouri 63105                                               Lawrence Town Clerk, Massachusetts
                                                                          Missouri Secretary of State
                                                                          St. Louis City, Missouri
                                                                          St. Louis County, Missouri
                                                                          Ohio Secretary
                                                                          Franklin County, Ohio
                                                                          Oklahoma County, Oklahoma
                                                                          Virginia Secretary of State
                                                                          Richmond Independent City, Virginia
                                                                          Texas Secretary of State
============================================================================================================
  Viasystems International, Inc.                                          Delaware Secretary of State
  c/o Mills & Partners, Inc.                                              Missouri Secretary of State
  101 South Hanley Road                                                   St. Louis City, Missouri
  Suite 400                                                               St. Louis County, Missouri
  St. Louis, Missouri 63105                                               Texas Secretary of State
============================================================================================================

                          Patent and Trademark Filings

                         US Patent and Trademark Office



                     Actions with respect to Pledged Stock

                                      NONE



                                 Other Actions

                                      NONE

                                                                      Schedule 4


                JURISDICTION OF CHIEF EXECUTIVE OFFICE LOCATIONS


====================================================================================================================================
                                             Chief
                                          Executive        Books and        Chattel
            Grantor's Name                  Office          Records          Paper         Inventory       Equipment        Fixtures
====================================================================================================================================
  Viasystems Group, Inc.
  c/o Mills & Partners, Inc.
  101 South Hanley Road                       X                X
  Suite 400
  St. Louis, Missouri 63105
------------------------------------------------------------------------------------------------------------------------------------
  Viasystems, Inc.
  c/o Mills & Partners, Inc.
  101 South Hanley Road                       X                X
  Suite 400
  St. Louis, Missouri 63105
------------------------------------------------------------------------------------------------------------------------------------
  Viasystems Technologies Corp.
  c/o Mills & Partners, Inc.
  101 South Hanley Road                       X                X
  Suite 400
  St. Louis, Missouri 63105
------------------------------------------------------------------------------------------------------------------------------------
  Viasystems International, Inc.
  c/o Mills & Partners, Inc.
  101 South Hanley Road                       X                X
  Suite 400
  St. Louis, Missouri 63105
------------------------------------------------------------------------------------------------------------------------------------
  Viasystems Technologies Corp.
  4500 South Laburnum Avenue                                   X                               X               X               X
  Richmond, Virginia 23231
------------------------------------------------------------------------------------------------------------------------------------
  Circo Craft Co. Inc.
  1501 McGill College Avenue
  26th Floor                                  X                X
  Montreal, Quebec H3A 3N9
------------------------------------------------------------------------------------------------------------------------------------
  Circo Craft Co. Inc.
  17600 Trans-Canada Highway                                   X                               X               X               X
  Kirkland, Quebec H9J 3A3
------------------------------------------------------------------------------------------------------------------------------------
  Circo Craft Co. Inc.
  205 Blvd. Brunswick                                          X                               X               X               X
  Pointe Clarie, Quebec H9R 1A5
------------------------------------------------------------------------------------------------------------------------------------
  Circo Craft Co. Inc.
  379 Brignon                                                  X                               X               X               X
  Granbury, Quebec J2G 8N5
------------------------------------------------------------------------------------------------------------------------------------
  Circo Caribe Corporation
  Road 362 KM 0.1
  Frente URG LEL Convento                     X                X
  Saint Germain, Puerto Rico 00683
------------------------------------------------------------------------------------------------------------------------------------
  Circo Technologies, S.A.
  c/o Mills & Partners, Inc.                  X
  101 South Hanley Road
  Suite 400
  St. Louis, MO  63106

====================================================================================================================================

                                                                      Schedule 5


                       LOCATION OF INVENTORY AND EQUIPMENT


           Grantor                               Locations
           -------                               ---------

Viasystems Technologies Corp.                    Richmond, Virginia

Viasystems Group, Inc.                           None

Viasystems, Inc.                                 None


Viasystems International, Inc.                   None

                                                                      Schedule 6


                             INTELLECTUAL PROPERTY


                                   Tradenames
                                 (unregistered)

                                     None.


                          U.S. Unregistered Trademark

                                       R


                         U.S. Patents and Applications

1. U.S. Patent No. 4,340,092: Methods of and Apparatus for Straightening Backplane Supported Pins.

2.     U.S. Patent No. 4,340,093:  Method of Straightening Backplane-Supported
       Pins.

3.     U.S. Patent No. 4,340,094:  Method of Straightening Backplane-Supported
       Pins.

4. U.S. Patent No. 4,365,398: Method and Apparatus for Assembling Intermediate-Web Held Terminals.

5. U.S. Patent No. 4,398,628: Methods of Inserting Pins into an Apparatus and a Pin Supporting Shuttle Used Therefor.

6. U.S. Patent No. 4,467,523: Methods and Apparatus for Inserting Pins into a Substrate.

7.     U.S. Patent No. 4,793,052: Method for Positioning a Panel.

8. U.S. Patent No. 4,978,423: Selective Solder Formation on Printed Circuit Boards.

9. U.S. Patent No. 5,110,036: Method and Apparatus for Solder Leveling of Printed Circuit Boards.

10. U.S. Patent No. 5,206,820: Metrology System for Analyzing Panel Misregistration in a Panel Manufacturing Process and Providing Appropriate Information for Adjusting Panel Manufacturing Processes.

11. U.S. Patent No. 5,335,405: Method and Apparatus for Aligning Phototools for Photoprocessing of Printed Circuit Boards.

12.    U.S. Patent Application No. 08/520192: Innerlayer Surface Treating Rack.


                             Licensed U.S. Patents

1. U.S. Patent No. 4,205,769: Method of and Systems for Counting Holes For and Detecting Missing Holes in a Web.

2.     U.S. Patent No. 4,206,543: Pin Insertion Tool.

3. U.S. Patent No. 4,216,580: Methods of and Apparatus for Assembling Articles with a Support.

4. U.S. Patent 4,268,172: Method of and System for Automatically Adjusting a Threshold Level of a Pulse Generating Circuit to Inspect a Web.

5.     U.S. Patent 4,285,123: Pin Removal Tool.

6.     U.S. Patent 4,372,044: Method and Apparatus for Straightening Pins.

7.     U.S. Patent 4,373,656:  Method of Preserving Solderability of Copper.

8.     U.S. Patent 4,556,903: Inspection Scanning System.

9. U.S. Patent 4,600,951: Scanning Sample Signal Generation, Data Digitizing and Retiming System.

10. U.S. Patent 4,628,022: Multilayer Circuit Board Fabrication Process and Polymer Insulator Used Therein.

11. U.S. Patent 4,759,667: Twist Drill for Drilling Printed Circuit Board Laminates and Having Drill Point Geometry.

12.    U.S. Patent 4,974,335: Identification of Workpiece Information.

13. U.S. Patent 5,014,413: Method of Apparatus for Solder Leveling of Printed Circuit Boards.

14.    U.S. Patent 5,116,718: Contact Printing Process.

15.    U.S. Patent 5,201,584: Mechanism for Preloading Linear Baring Slides.

16. U.S. Patent 5,388,756: Method and Apparatus For Removing Solder Contaminants from Solder.

17. U.S. Patent 5,557,690: Method and System for Locating Objects with Subpixel Precession.

18. U.S. Patent Application 08/497120: Device for Extracting, Sorting, Handling Drill Bit Cassettes.

                          ACKNOWLEDGEMENT AND CONSENT1


       The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of April __, 1997 (the "Agreement"), made by the Grantors parties thereto for the benefit of The Chase Manhattan Bank, as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

       1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

       2. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

       3. The terms of Sections 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) or 6.7 of the Agreement.

                                           [NAME OF ISSUER]



                                           By
                                              ---------------------------------

                                           Title
                                                 ------------------------------

                                           Address for Notices:

                                           ------------------------------------
                                           ------------------------------------
                                           Fax:
                                                -------------------------------


-----------------
      1. This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Amended and Restated Credit Agreement.

                                                                      Annex 1 to
                                              Amended and Restated Guarantee and
                                                            Collateral Agreement



              ASSUMPTION AGREEMENT, dated as of ________________, ____, made by ______________________________, a ______________ (the "Additional Grantor"), in
favor of The Chase Manhattan Bank, as administrative agent (in such capacity, the "Collateral Agent"), for the Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement referred to below.


                              W I T N E S E T H :


              WHEREAS, pursuant to the Amended and Restated Credit Agreement dated as of April __, 1997 (as amended, modified, supplemented, restated and in effect from time to time, the "Credit Agreement"), among Viasystems Group, Inc., a Delaware corporation ("Holdings"), Viasystems, Inc., a Delaware corporation (the "US Borrower"), Circo Craft Co., Inc., a Quebec corporation (the "Canadian Borrower"), PCB Investments plc, a corporation organized under the laws of England and Wales ("English Bidco"), Forward Group plc, a corporation organized under the laws of England and Wales (the "English Borrower"), any Future Foreign Subsidiary Borrowers which may from time to time become parties thereto, the several banks and other financial institutions from time to time parties thereto (the "Lenders"), The Chase Manhattan Bank of Canada ("Chase Canada"), as administrative agent for the Canadian Lenders (in such capacity, the "Canadian Agent"), Chase Manhattan International Limited, as administrative agent for the English Lenders (in such capacity, the "English Agent"), any Future Foreign Agent which may from time to time be appointed hereunder and The Chase Manhattan Bank ("Chase"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

              WHEREAS, in connection with the Credit Agreement, Holdings, the US Borrower and certain of their Subsidiaries (other than the Additional Grantor) have entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of April __, 1997 (as amended, supplemented or otherwise modified from time to time, the "Guarantee and Collateral Agreement") in favor of the Collateral Agent for the benefit of the Secured Parties;

              WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

              WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

              NOW, THEREFORE, IT IS AGREED:

              1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in
Section 8.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby (a) guarantees the Domestic Obligations as set forth in Section 2 of the Guarantee and Collateral Agreement, (b) grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the Collateral on the terms and conditions of the Guarantee and Collateral Agreement and (c) expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules ____________2 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

              2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


              IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                           [ADDITIONAL GRANTOR]



                                           By:
                                               --------------------------------
                                              Name:
                                              Title:



-----------------
2.  Refer to each Schedule which needs to be supplemented.